Filed Pursuant to Rule 424(b)(3)
File No. 333-130380

PROSPECTUS SUPPLEMENT NO. 6 DATED DECEMBER 31, 2008
TO PROSPECTUS DATED MAY 12, 2008

PUDA COAL, INC.

29,551,660 Shares of Common Stock

This Prospectus Supplement No. 6 supplements and amends the prospectus dated May 12, 2008, as supplemented and amended by Prospectus Supplement No. 1 dated May 15, 2008, Prospectus Supplement No. 2 dated July 2, 2008, Prospectus Supplement No. 3 dated July 24, 2008, Prospectus Supplements No. 4 and No. 5 dated November 18, 2008, which we refer to collectively as the Prospectus. This prospectus relates to the offer for sale of up to 29,551,660 shares of our common stock by certain existing holders of the securities, referred to as Selling Security Holders.

On December 31, 2008, we filed with the Securities and Exchange Commission our Current Report on Form 8-K for the amendment of certain directors contracts, adoption of our 2008 Equity Incentive Plan and execution of certain grant agreements under the plan. A copy of such Current Report on Form 8-K is attached to and constitutes an integral part of this Prospectus Supplement No. 6.

This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus, which are to be delivered with this Prospectus Supplement No. 6. This Prospectus Supplement No. 6 is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus.

In reviewing the Prospectus and this Prospectus Supplement No. 6, you should carefully consider the risks under “Risk Factors” beginning on page 6 of the Prospectus, dated May 12, 2008, as updated by the risk factors discussed in Item 1A of Part II of our subsequent Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 6 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is December 31, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):  December 29, 2008

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Florida	65-1129912
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

  426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 29, 2008, Puda Coal, Inc. (the “Company”) entered into an amendment to the Director’s Contract with Lawrence S. Wizel dated August 3, 2007.  Pursuant to the amendment, in consideration of his continued service to the Company as an independent director, the annual stock compensation to Mr. Wizel will be $25,000 worth of shares of common stock of the Company, calculated based on the closing sale price of the Company’s common stock as quoted by OTCBB on the date the board of directors (the “Board”) authorized to grant the shares (August 11, 2008) and then, each anniversary date of the grant date, and such stock grants to Mr. Wizel are subject to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”).  The Director’s Contract otherwise remains unchanged and in full force and effect.

On December 29, 2008, the Company entered into an amendment to Director’s Contract with Jianfei Ni dated June 29, 2007.  Pursuant to the amendment, in consideration of his continued service to the Company as an independent director, the annual stock compensation to Mr. Ni will be $25,000 worth of shares of common stock, calculated based on the closing sale price of the Company’s common stock as quoted by OTCBB on the date the Board authorized to grant the shares (August 11, 2008) and then, each anniversary date of the grant date, and such stock grants to Mr. Ni are subject to the 2008 Plan.  The Director’s Contract otherwise remains unchanged and in full force and effect.

On December 29, 2008, the Company entered into an amendment to Director’s Contract with C. Mark Tang dated October 9, 2007, effective on the same date.  Pursuant to the amendment, in consideration of his continued service to the Company as an independent director, the stock compensation to Dr. Tang will be $15,000 worth of shares of common stock of the Company, calculated based on the closing sale price of the Company’s common stock as quoted by OTCBB on the date the Board authorized to grant the shares (October 9, 2008) and then each anniversary date of the grant date, and such stock grants to Dr. Tang are subject to the 2008 Plan.  The Director’s Contract otherwise remains unchanged and in full force and effect.

The above amendments are filed as Exhibits 10.1, 10.2 and 10.3 to this report and are incorporated in this report in their entirety.  Terms of the Director’s Contracts were described in the current reports on Form 8-K filed on August 9, July 6 and October 9, 2007, respectively, and such disclosures are incorporated herein by reference.  The description of the terms and conditions of the amendments and the Director’s Contracts in this report is modified and supplemented by such references.

On December 29, 2008, the Company entered into restricted stock unit grant agreements with the above directors under the 2008 Plan adopted by the shareholders on December 29, 2008.  The stock grants under the Directors’ Contracts described above are subject to the 2008 Plan and the grant agreements.  Please see the disclosures under Item 5.02 below.  There has been no material relationship between the Company or its affiliates and the directors other than their being independent directors of the Company and their director contracts and grant agreements with the Company.

In order to reward their hard work and contributions to the Company in the past two years the Company, the Company granted each of Wenwei Tian, COO of the Company since 2006, and Ming Zhao, CEO of the Company until his resignation in June 2008 and Chairman of the Board,  20,000 shares of common stock on August 11, 2008 and 40,000 shares of common stock on December 11, 2008, respectively.  Mr. Zhao owns approximately 49% of the Company’s total outstanding shares of common stock, and together with his brother, he owns approximately 61% of the Company’s total outstanding shares of common stock.  The shares granted to Mr. Tian vested in full on their respective grant dates, and the shares granted to Mr. Zhao will vest on the dates that are the one-year anniversary of their respective grant dates and are subject to the restricted stock unit grant agreement under the 2008 Plan.  Until the distribution date as defined in the agreement, the shares may not be sold, transferred, pledged, assigned or otherwise alienated at any time.

Below is a schedule of the grants made to the directors and officers as summarized above:

Name	Title	No. of Shares	Grant Date
Jianfei Ni	Director	59,524	August 11, 2008
Lawrence Wizel	Director	59,524	August 11, 2008
C. Mark Tang	Director	75,000	October 9, 2008
Wenwei Tian	Chief Operating Officer; Director of Investors Relation	20,000 40,000	August 11, 2008 December 11, 2008
Ming Zhao	Chairman of the Board; Former Chief Executive Officer;	20,000 40,000	August 11, 2008 December 11, 2008

The above awards are subject to the 2008 Plan and the terms and conditions in the form grant agreements, as applicable, filed as Exhibits 10.4 to 10.7 to this report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 29, 2008, the shareholders of the Company approved a Puda Coal, Inc. 2008 Equity Incentive Plan, or the 2008 Plan, by written consent in lieu of meeting, at the recommendation of the Board.  The purpose of the 2008 plan is to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of equity incentive awards to attract, motivate, retain and reward employees and directors.

2

Any employee or director of the Company is eligible to participate in the 2008 Plan and may be granted stock awards and/or options (collectively, “Awards”) by the administrator of the 2008 Plan, which is the Board, the Compensation Committee or their delegates.  The 2008 Plan became effective upon its approval by the shareholders of the Company and will continue in effect for a term of ten years unless terminated by the administrator of the 2008 Plan earlier.  The aggregate number of shares of commons stock that may be issued pursuant to the Awards under the 2008 Plan is 5,000,000 shares.  The aggregate number of shares subject to the Awards under the 2008 Plan during any calendar year to any one awardee will not exceed 500,000 shares, except that in connection with the awardee’s initial service, he may be granted Awards covering up to an additional 500,000 shares.  The fair market value of the common stock should be determined by the administrator of the 2008 Plan in good faith using a reasonable valuation method in a reasonable manner in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.  Whenever possible, the determination of fair market value should be based upon the average of the highest and lowest quoted sales prices for such common stock as of such date as reported in sources as determined by the administrator. The administrator of the 2008 Plan also has the authority to, in its discretion, select employees or directors to whom Awards are to be granted, determine the number of shares under the grant, determine the type of Awards, approve forms of award agreements for use under the 2008 Plan, determine the terms and conditions of any Award granted under the 2008 Plan so far as they are not inconsistent with the terms of the 2008 Plan, interpret the terms of the 2008 Plan, adopt rules and procedures relating to the operations and administration of the 2008 Plan, impose restrictions, conditions or limitations as to the timing and manner of any resale by an awardee or subsequent transfers, and make other determinations deemed necessary or advisable for administering the 2008 Plan and any Award granted under the 2008 Plan.

The administrator may amend or discontinue the 2008 Plan or any award agreement under the 2008 Plan, but any material amendment to the 2008 Plan is subject to the approval of the shareholders.  Unless approved by the shareholders, no amendment to the 2008 Plan should materially increase the maximum number of shares reserved under the 2008 Plan, reduce the minimum purchase price for options or change or expand the class of persons eligible to receive Awards under the 2008 Plan.  No amendment, suspension or termination of the 2008 Plan should impair the rights under any Award, unless mutually agreed otherwise between the awardee and the administrator in writing.  In the event of a recapitalization or reclassification of the common stock of the Company, the administrator will make appropriate and equitable adjustments to the number and kind of shares covered by each outstanding Awards as well as the price per share.  In the event of a dissolution or liquidation of the Company, the administrator will notify the awardees as soon as practicable prior to the effective date of the proposed transaction and may, in its discretion, provide for an option to be fully vested and exercisable until ten days prior to such transaction.  In the event there is a change in control of the Company, the administrator may, in its discretion, provide for the assumption or substitution of, or adjustments to each outstanding Award, accelerate the vesting of options and terminate any restrictions on stock awards, and/or provide for the cancellation of Awards for a cash payment to the awardee.  No person will have any claim or right to be granted an Award and the grant of any Award will not be construed as giving an awardee the right to continue in the employment of the Company or its affiliates.

On December 29, 2008, the shareholders of the Company approved the forms of Director Restricted Stock Unit Grant Agreement, Employee Restricted Stock Unit Grant Agreement and Stock Option Agreement under the 2008 Plan (collectively, the “Form Agreements”), which were recommended to the shareholders by the Board.

The 2008 Plan and the Form Agreements are filed as Exhibits 10.4, 10.5, 10.6 and 10.7 to this report and are incorporated in this report in their entirety.  The description of the terms and conditions of the 2008 Plan and the Form Agreements in this report is modified and supplemented by such reference.

3

Item 9 Financial Statements and Exhibits

(d)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

Exhibit No.	Description

10.1	Amendment No. 1 to Director’s Contract, dated December 29, 2008, between the Company and Lawrence S. Wizel

10.2	Amendment No. 1 to Director’s Contract, dated December 29, 2008 between the Company and Jianfei Ni

10.3	Amendment No. 1 to Director’s Contract, dated December 29, 2008, between the Company and C. Mark Tang

10.4	Puda Coal, Inc. 2008 Equity Incentive Plan

10.5	Form of Director Restricted Stock Unit Grant Agreement

10.6	Form of Employee Restricted Stock Unit Grant Agreement

10.7	Form of Stock Option Agreement

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 29, 2008

PUDA COAL, INC.

By:	/s/ Liping Zhu
Liping Zhu
Chief Executive Officer and President

5

Ex. 10.1
AMENDMENT NO. 1 TO INDEPENDENT DIRECTOR’S CONTRACT

THIS Amendment No. 1 to Independent Director’s Contract (this “Amendment”) is made as of December 29, 2008 by and between Puda Coal, Inc., a Florida corporation (the “Company”), and Lawrence S. Wizel (the “Director”), who are signatories to the Independent Director’s Contract dated August 3, 2007 (the “Agreement”).

RECITALS

WHEREAS, the Company and the Director wish to amend the Agreement to adjust the compensation of the Director pursuant to paragraph 3 of the Agreement and in consideration of the Director’s continued services as an independent director of the Company;

NOW, THEREFORE, in consideration for the foregoing, the mutual promises contained herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.         Amendment to the Agreement.  Paragraph 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.       COMPENSATION. For all services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the Director an annual fee of (i) $40,000 in cash and (ii) $25,000 worth of shares of common stock of the Company, calculated based on the closing sale price of the Company’s common stock as quoted by OTCBB on August 11, 2008 (the “Grant Date”) and each anniversary date of the Grant Date thereafter. The initial fee should be 50% of the annual fee, which is considered earned when paid and is nonrefundable. The initial payment for the services of the Director for services rendered is due upon execution of this Agreement; thereafter, payment of 50% of the annual fee shall be due on or before the first date of each six succeeding months after the Grant Date. Such fee may be adjusted from time to time as agreed by the parties.  The stock grants under this Agreement shall be subject to the Company’s equity incentive plan then in effect.”

2.         General.  Except for the amendments effected by this Amendment, which shall become effective as of the date hereof, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.  To avoid any confusion, this Amendment has no retroactive effect.  This Amendment together with the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects related to the Director’s services as a director of the Company.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and signed as of the day and year first above written.

PUDA COAL, INC. a Florida corporation

By:	/s/ Liping Zhu
Liping Zhu President and Chief Executive Officer

DIRECTOR

By:	/s/ Lawrence S. Wizel
Lawrence S. Wizel

2

Ex. 10.2
AMENDMENT NO. 1 TO INDEPENDENT DIRECTOR’S CONTRACT

THIS Amendment No. 1 to Independent Director’s Contract (this “Amendment”) is made as of December 29, 2008 by and between Puda Coal, Inc., a Florida corporation (the “Company”), and Jianfei Ni (the “Director”), who are signatories to the Independent Director’s Contract dated June 29, 2007 (the “Agreement”).

RECITALS

WHEREAS, the Company and the Director wish to amend the Agreement to adjust the compensation of the Director pursuant to paragraph 3 of the Agreement and in consideration of the Director’s continued services as an independent director of the Company;

NOW, THEREFORE, in consideration for the foregoing, the mutual promises contained herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.          Amendment to the Agreement.  Paragraph 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.        COMPENSATION.  “For all services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the Director $25,000 worth of shares of common stock of the Company per year, calculated based on the closing sale price of the Company’s common stock as quoted by OTCBB on August 11, 2008 (the “Grant Date”) and each anniversary date of the Grant Date thereafter.

The initial fee should be 50% of the annual fee, which is considered earned when paid and is nonrefundable. The initial payment for the services of the Director for services rendered is due upon execution of this Agreement; thereafter, payment of 50% of the annual fee shall be due on or before the first date of each six succeeding months. Such fee may be adjusted from time to time as agreed by the parties.  The stock grants under this Agreement shall be subject to the Company’s equity incentive plan then in effect.

2.           General.  Except for the amendments effected by this Amendment, which shall become effective as of the date hereof, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.  To avoid any confusion, this Amendment has no retroactive effect.  This Amendment together with the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects related to the Director’s services as a director of the Company.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and signed as of the day and year first above written.

PUDA COAL, INC. a Florida corporation

By:	/s/ Liping Zhu
Liping Zhu President and Chief Executive Officer

DIRECTOR

By:	/s/ Jianfei Ni
Jianfei Ni

2

Ex. 10.3

AMENDMENT NO. 1 TO INDEPENDENT DIRECTOR’S CONTRACT

THIS Amendment No. 1 to Independent Director’s Contract (this “Amendment”) is made as of December 29, 2008  by and between Puda Coal, Inc., a Florida corporation (the “Company”), and C. Mark Tang (the “Director”), who are signatories to the Independent Director’s Contract dated October 9, 2007 (the “Agreement”).

RECITALS

WHEREAS, the Company and the Director wish to amend the Agreement to adjust the compensation of the Director pursuant to paragraph 3 of the Agreement and in consideration of the Director’s continued services as an independent director of the Company;

NOW, THEREFORE, in consideration for the foregoing, the mutual promises contained herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.             Amendment to the Agreement.  Paragraph 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.           COMPENSATION. For all services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the Director an annual fee of (i) $25,000 in cash and (ii) $15,000 worth of shares of common stock of the Company, calculated based on the closing sale price of the Company’s common stock as quoted by OTCBB on October 9, 2008 (the “Grant Date”) and each anniversary date of the Grant Date thereafter. The initial fee should be 50% of the annual fee, which is considered earned when paid and is nonrefundable. The initial payment for the services of the Director for services rendered is due upon execution of this Agreement; thereafter, payment of 50% of the annual fee shall be due on or before the first date of each six succeeding months after the Grant Date. Such fee may be adjusted from time to time as agreed by the parties.  The stock grants under this Agreement shall be subject to the Company’s equity incentive plan then in effect.”

2.             General.  Except for the amendments effected by this Amendment, which shall become effective as of the date hereof, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.  To avoid any confusion, this Amendment has no retroactive effect.  This Amendment together with the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects related to the Director’s services as a director of the Company.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and signed as of the day and year first above written.

PUDA COAL, INC. a Florida corporation

By:	/s/ Liping Zhu
Liping Zhu President and Chief Executive Officer

DIRECTOR

By:	/s/ C. Mark Tang
C. Mark Tang

2

Ex. 10.4

PUDA COAL, INC.

2008 EQUITY INCENTIVE PLAN

1.	Purposes of the Plan.

The purpose of this 2008 Equity Incentive Plan (the “Plan”) is to promote the success of the Company and to increase shareholder value by providing an additional means through the grant of Awards to attract, motivate, retain and reward Employees and Directors.

2.	Definitions.

As used herein, the following definitions shall apply:

(a)           “Administrator” means the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b)           “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c)           “Applicable Laws” means the requirements relating to the issuance and administration of stock option and stock award plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction (including without limitation the applicable laws, rules and regulations of the PRC).

(d)           “Award” means a Stock Award or Option granted in accordance with the terms of the Plan.

(e)           “Awardee” means an Employee or Director of the Company or any Affiliate who has been granted an Award under the Plan or any person (including an estate) to whom an Award has been assigned or transferred as permitted hereunder.

(f)           “Award Agreement” means a Stock Award Agreement or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award.  Each Award Agreement is subject to the terms and conditions of the Plan.

(g)           “Board” means the Board of Directors of the Company.

(h)           “Cause” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Awardee’s Option Agreement, Stock Award Agreement or written contract of employment or service, any of the following:  (i) the Awardee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Affiliate documents or records; (ii) the Awardee’s material failure to abide by a Company’s or Affiliate’s code of conduct or other policies (including without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Awardee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an Affiliate (including, without limitation, the Awardee’s improper use or disclosure of confidential or proprietary information); (iv) the Awardee’s violation of any noncompetition, non-solicitation or confidentiality agreement with the Company or an Affiliate; (v) any intentional act by the Awardee which has a material detrimental effect on the Company or an Affiliate’s reputation or business; (vi) the Awardee’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (vii) any material breach by the Awardee of any employment or service agreement between the Awardee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) the Awardee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Awardee’s ability to perform his or her duties with the Company or an Affiliate.

(i)            “Change in Control” means any of the following, unless the Administrator provides otherwise:

i.           any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

ii.           the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

iii.           the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act),

iv.           the dissolution or liquidation of the Company, or

v.           any other event specified by the Board or a Committee, regardless of whether at the time an Award is granted or thereafter.

(j)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(k)           “Committee” means the Compensation Committee of the Board or a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(l)            “Common Stock” means the common stock of the Company.

(m)          “Company” means Puda Coal, Inc., a Florida corporation, or its successor.

(n)           “Conversion Award” has the meaning set forth in Section 4(b)(xiii) of the Plan.

(o)           “Director” means a member of the Board.

(p)           “Employee” means a regular, active employee of the Company or any Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to the Applicable Laws.  Within the limitations of Applicable Laws, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an Employee to a Director or consultant, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.  The payment of the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(q)           “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(r)            “Fair Market Value” means, as of any date, the fair market value of the Common Stock, as determined by the Administrator in good faith using a reasonable valuation method in a reasonable manner in accordance with Section 409A of the Code.  Whenever possible, the determination of Fair Market Value shall be based upon the average of the highest and lowest quoted sales prices for such Common Stock as of such date (or if no sales were reported on such date, the average on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.

(s)           “Grant Date” means the date upon which an Award is granted to an Awardee pursuant to this Plan.

(t)            “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)           “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v)           “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)          “Option” means a right granted under Section 8 to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Option (the “Option Agreement”).  Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(x)           “Plan” means this Puda Coal, Inc. 2008 Equity Incentive Plan.

(y)           “PRC” means the People’s Republic of China.

(z)           “Qualifying Performance Criteria” shall have the meaning set forth in Section 13(b) of the Plan.

(aa)         “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(bb)        “Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(cc)         “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(dd)        “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(ee)         “Termination of Employment or Service” shall mean ceasing to be an Employee or Director as determined in the sole discretion of the Administrator.  However, solely for purposes of determining whether an Option is an Incentive Stock Option, Termination of Employment or Service will occur when the Awardee ceases to be an “employee” (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment or Service.

(ff)           “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3.	Stock Subject to the Plan.

(a)           Aggregate Limits.  Subject to the provisions of Section 14 of the Plan, the aggregate number of Shares that may be issued pursuant to Awards granted under the Plan is 5,000,000 Shares.  Shares subject to Awards that are cancelled, expire or are forfeited without Shares thereunder being issued shall be available for re-grant under the Plan.  If an Awardee pays the exercise or purchase price of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall become available for re-issuance thereafter under the Plan.  The Shares issued pursuant to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b)           Code Section 162(m) Limits.  Subject to the provisions of Section 14 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 500,000, except that in connection with his or her initial service, an Awardee may be granted Awards covering up to an additional 500,000 Shares.  Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 14(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m) or the ability to grant or the qualification of Incentive Stock Options under the Plan.

4.	Administration of the Plan.

(a)           Procedure.

i.           The Plan shall be administered by the Board, a Committee and/or their delegates.

ii.           To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

iii.           To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.  In addition, the Plan will be administered in a manner that complies with applicable stock exchange listing requirements.

iv.           The Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

v.           Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)           Powers of the Administrator.  Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i.           to determine the Fair Market Value of the Common Stock, in accordance with Section 2(q) of the Plan, provided that such determination shall be applied consistent with respect to Awardees under the Plan;

ii.           to select the Employees or Directors to whom Awards are to be granted hereunder;

iii.           to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

iv.           to determine the type of Award to be granted to the selected Employees or Directors;

v.           to approve forms of Award Agreements for use under the Plan;

vi.           to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price (if applicable), the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

vii.           to correct administrative errors;

viii.           to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

ix.           to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice (including without limitation the laws, regulations and practice of PRC);

x.           to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

xi.           to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 15 of the Plan and may not impair any outstanding Award unless agreed to in writing by the Awardee, except as set forth in that section;

xii.           to allow Awardees to satisfy any applicable withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonstatutory Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined.  All elections by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xiii.           to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger, acquisition or other transaction.  The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards shall be Nonstatutory Stock Options. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xiv.           to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xv.           to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by an Awardee or other subsequent transfers by the Awardee of any Shares issued as a result of or under an Award, including without limitation,  (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xvi.           to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award, without payment to the Company, a number of Shares, the amount of which is determined by reference to the value of the Award;

xvii.           to cause the Company to comply with any applicable disclosure requirements with respect to compensation plans under the Exchange Act, the rules adopted by the United States Securities and Exchange Commission and the stock exchange listing rules. Notwithstanding the foregoing, it is the sole responsibility of the Awardee to comply with any applicable reporting obligations under the Exchange Act, including without limitation the obligations under Section 16 and Rule 16b-3; and

xviii.                      to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)           Effect of Administrator’s Decision.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Awardees and on all other persons.  The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d)           Reliance on Experts.  In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company.  To the extent permitted under the applicable laws, no director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

5.	Eligibility.

(a)           Recipients of Grants.  Nonstatutory Stock Options may be granted to Employees or Directors.  Incentive Stock Options may be granted only to Employees.

(b)           Type of Option.  Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c)           No Employment Rights.  The Plan shall not confer upon any Awardee any right with respect to continuation of an employment relationship with, or services to, the Company, nor shall it interfere in any way with such Awardee’s right or the Company’s right to terminate the employment relationship or services on the Board at any time, for any reason.

6.	Term of Plan.

The Plan shall become effective upon its approval by shareholders of the Company.  It shall continue in effect for a term of 10 years from the later of the date the Plan or any amendment to add shares to the Plan is approved by shareholders of the Company unless terminated earlier under Section 15 of the Plan.

7.	Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement.  In the case of an Option, the term shall be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be 10 1/2 years or a shorter period in the case of Options granted to Employees or Directors in certain jurisdictions outside the United States as determined by the Administrator.

8.	Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a)           Option Agreement.  Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)           Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

i.           In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date; provided, however, that in the case of an Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Grant Date.

ii.           In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Board on the Grant Date, provided that in the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

iii.           Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c)           Vesting Period and Exercise Dates.  Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Awardee’s right to exercise all or part of the Option.

(d)           Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

i.           cash;

ii.           check or wire transfer (denominated in U.S. Dollars);

iii.           subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired upon the exercise of an Option, have been owned by the Awardee for more than six months on the date of surrender and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv.           consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

v.           such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vi.           any combination of the foregoing methods of payment.

9.	Incentive Stock Option Limitations/Terms.

(a)           Eligibility.  Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(b)           $100,000 Limitation.  Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)           Transferability.  An Incentive Stock Option may not be sold, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.  The designation of a beneficiary by an Awardee will not constitute a transfer.  An Incentive Stock Option may be exercised during the lifetime of the Awardee only by such Awardee.

(d)           Exercise Price.  The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(e)           Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

(f)           Term.  An Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary shall have a term of no more than 5 years from the Grant Date.

10.	Exercise of Option.

(a)           Procedure for Exercise; Rights as a Shareholder.

i.           Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement. Unless the Administrator provides otherwise: (A) no Option may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return, (B) an Option shall continue to vest during any authorized leave of absence and such Option may be exercised to the extent vested and exercisable upon the Awardee’s return to active employment status.

ii.           Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

iii.           Shares issued upon exercise of an Option shall be issued in the name of the Awardee or, if requested by the Awardee, in the name of the Awardee and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

iv.           The Company shall issue (or cause to be issued) such Shares as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(b)           Effect of Termination of Employment or Service on Options.

i.           Generally.  Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment or Service other than as a result of circumstances described in Sections 10(b)(ii), (iii) and (iv) below, any outstanding Option granted to such Awardee, that is vested and exercisable as of the date of the Awardee’s Termination of Employment or Service, may be exercised by the Awardee until the earlier of thirty (30) days from the Termination of Employment or Service or the expiration date of the Option; provided, however, that the Administrator may in the Option Agreement specify a period of time (but not beyond the expiration date of the Option) following Termination of Employment or Service during which the Awardee may exercise the Option as to Shares that were vested and exercisable as of the date of Termination of Employment or Service.  To the extent such a period following Termination of Employment or Service is specified, the Option shall automatically terminate at the end of such period to the extent the Awardee has not exercised it within such period.

ii.           Disability or Retirement of Awardee.  Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment or Service as a result of the Awardee’s disability or retirement due to age in accordance with the Company’s or its Subsidiaries’ policies, all outstanding Options granted to such Awardee that were vested and exercisable as of the date of the Awardee's Termination of Employment may be exercised for a period of twelve (12) months following the date of the Awardee’s Termination of Employment or Service as a result of Awardee’s disability, including Total and Permanent Disability, or retirement; provided, however, that in no event shall an Option be exercisable after the expiration of the term of such Option. If the Awardee does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

iii.           Death of Awardee.  Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment or Service as a result of the Awardee’s death, all outstanding Options granted to such Awardee that were vested and exercisable as of the date of the Awardee's death may be exercised until the earlier of (A) twelve (12) months following the date of the Awardee’s death or (B) the expiration of the term of such Option. If an Option is held by the Awardee when he or she dies, the Option may be exercised by the beneficiary designated by the Awardee (as provided in Section 16 of the Plan), the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified, such Option (to the extent not exercised) shall automatically terminate.

iv.           Termination of Employment for Cause.   The Administrator has the authority to cause all outstanding Awards held by an Awardee to terminate immediately in their entirety (including as to vested Options) upon first notification to the Awardee of the Awardee’s Termination of Employment for Cause.  If an Awardee’s employment with or services to the Company is suspended pending an investigation of whether the Awardee shall be terminated for Cause, the Administrator has the authority to cause all the Awardee’s rights under all outstanding Awards to be suspended during the investigation period in which event the Awardee shall have no right to exercise any outstanding Awards.

(c)           Leave of Absence

           The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any leave that is not a leave required to be provided to the Awardee under Applicable Laws.

11.	Stock Awards.

(a)           Stock Award Agreement.  Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria (including Qualifying Performance Criteria), if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)           Restrictions and Performance Criteria.  The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

(c)           Forfeiture.  Unless otherwise provided for by the Administrator, upon the Awardee’s Termination of Employment or Service, the Stock Award and the unvested Shares subject thereto shall be forfeited, provided that to the extent that the Awardee purchased or earned any such Shares, the Company shall have a right to repurchase the unvested Shares at the original price paid by the Awardee.  For the avoidance of any confusion, upon the Awardee’s Termination of Employment or Service, his vested Shares that are no longer subject to the Stock Awards will not be forfeited.

(d)           Rights as a Shareholder.  Unless otherwise provided by the Administrator, the Awardee shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, to the Awardee.  Unless otherwise provided by the Administrator, an Awardee holding Stock Units shall be entitled to receive dividend payments as if he or she was an actual shareholder.

12.	[Reserved.]

13.	Other Provisions Applicable to Awards.

(a)           Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution.  Notwithstanding the above, the Administrator may in its own discretion make an Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b)           Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

(c)           Certification.  Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d)           Discretionary Adjustments Pursuant to Section 162(m).  Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(e)           Tax Withholding. As a condition of the grant, issuance, vesting, exercise or settlement of an Award granted under the Plan, the Awardee shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, issuance, vesting, exercise or settlement of the Award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Awardee. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

14.	Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)           Changes in Capitalization.  Subject to any required action by the shareholders of the Company, in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the Board shall make appropriate and equitable adjustments to (i) the number and kind of Shares covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3 of the Plan; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Subject to the foregoing requirement, the specific form of any such adjustments shall be determined by the Board. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)           Change in Control.  In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment (including to the number and type of Shares and exercise price or purchase price applicable) to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Stock Awards; and/or (iii) provide for the cancellation of Awards for a cash payment to the Awardee. For the purposes of this Section 14(c), an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in Section 14(a)); provided that if such consideration received in the transaction is not solely common stock of the successor corporation, the Administrator may, with the consent of the successor corporation provide for the consideration to be received upon exercise of the Award to be solely common stock of the successor corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

15.	Amendment and Termination of the Plan.

(a)           Amendment and Termination.  The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Laws. In addition, without limiting the foregoing, unless approved by the shareholders of the Company, no such amendment shall be made that would:

i.           materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 14 of the Plan;

ii.           reduce the minimum exercise price for Options granted under the Plan; or

iii.           change or expand the class of persons eligible to receive Awards under the Plan.

(b)           Effect of Amendment or Termination.  No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Awardee and the Administrator, which agreement must be in writing and signed by the Awardee and the Company, provided further that the Administrator may amend an outstanding Award in order to conform it to the Administrator’s intent (in its sole discretion) that such Award be subject to Code Section 409A(a)(i)(B).  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)           Effect of the Plan on Other Arrangements.  Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

16.	Designation of Beneficiary.

(a)           An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award.  As an alternative, the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Laws.

(b)           Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee known to the Company to exercise the Award to the extent permissible under Applicable Laws, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

17.	No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

18.	Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

19.	Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.	Reservation of Shares.

 The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

21.	Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

22.	Governing Law; Interpretation of Plan and Awards.

(a)           This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Florida.

(b)           In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)           The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)           The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)           All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion.

23.	Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to an Awardee or any other persons as to:

(a)           The Non-Issuance of Shares.  The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)           Tax Consequences.  Any tax consequence expected, but not realized, by any Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder. The Awardee is responsible for, and by accepting an Award under the Plan agrees to bear, all taxes of any nature that are legally imposed upon the Awardee in connection with the Award, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on the Awardee. In particular, Awards issued under the Plan may be characterized by the Internal Revenue Service (the “IRS”) as “deferred compensation” under the Code resulting in the additional taxes, including in some cases interest and penalties. In the event that the IRS determines that an Award constitutes deferred compensation under the Code or challenges any good faith characterization made by the Company or any other party of the tax treatment applicable to an Award, the Awardee will be responsible for the additional taxes, and interests and penalties, if any, that are determined to apply if such challenge succeeds, and the Company will not reimburse the Awardee for the amount of any additional taxes, penalties or interests that result.

24.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock to be awarded under the Plan. Any liability of the Company to any Awardee with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

Ex. 10.5
PUDA COAL, INC.
2008 Equity Incentive Plan
Restricted Stock Unit Director Grant Agreement

This Restricted Stock Unit Director Grant Agreement (the “Agreement”) is entered into between Puda Coal, Inc., a Florida corporation (the “Company”), and ________ (the “Director”).

Pursuant to the terms of the 2008 Equity Incentive Plan (the “Plan”) the Company hereby awards to Director restricted stock units (“Restricted Stock Units”) on the terms and conditions as set forth in this Agreement and the Plan.  The grant date for this award is ________ (the “Grant Date”).  Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1.      Award of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the Grant Date, the Company hereby grants to the Director                  Restricted Stock Units.  The Restricted Stock Units relate on a one-for-one basis to shares of the Company’s Common Stock (each such share, adjusted in accordance with Section 14 of the Plan, a “Share”).

2.      Vesting.  Restricted Stock Units vest (meaning that the Director’s right to the Restricted Stock Units become nonforfeitable and no longer subject to any service requirement) in two equal installments on                    and [every/the] six-month anniversary thereafter (each such date, a “Vesting Date”), provided that with respect to each Vesting Date the Director remains in continuous service on the Company’s Board of Directors (the “Board”) from the Grant Date through the Vesting Date.  The period between the Grant Date and the earlier of (a) the second Vesting Date referred to in the preceding sentence (b) the Termination Date (defined in Section 3 below), and (c) the date the Restricted Stock Unit terminates under Section 5 below in conjunction with Section 14(c) of the Plan (such date, the “Change in Control Date”) is referred to as the “Restricted Period.”

3.      Effect of Termination of Service; Forfeiture.  If the Director’s service as a member of the Board terminates for any reason or under any circumstances (including death or disability), the Director will vest in a pro rata portion of the Restricted Stock Units through the date of such service termination (the “Termination Date”) so that he or she will be treated as vested in that number of Restricted Stock Units that vested on each Vesting Date occurring prior to the Termination Date plus that additional number of Restricted Stock Units as he or she would have been vested in as of the Termination Date if the award had been subject to daily vesting for the 365-day period beginning on the last preceding Vesting Date and ending on the Termination Date and the remainder of the Restricted Stock Units shall be forfeited.  Upon forfeiture of Restricted Stock Units, the portion of the award so forfeited shall terminate and the Company shall have no obligation to issue any Shares in settlement of that portion of the award.

4.      Distribution.  Subject to any limitations set forth in this Agreement (including Sections 7 and 17) and the Plan, and subject to any deferral election made pursuant to Section 5 below, a number of Shares of Common Stock will be issued (“distributed”) to the Director in settlement of this Restricted Stock Unit equal to the number of then-vested Restricted Stock Units on (or as soon as practicable after, but in no later event later than the date that is forty-five (45) days after) the earlier of (a) the Vesting Date, (b) the Termination Date, or (c) the Change in Control Date (the earlier of such dates, and without regard to any deferral of such date pursuant to Section 5, the “Distribution Date”).  Subject to any deferral election made pursuant to Section 5 below, upon or as soon as practicable following the Distribution Date, stock certificates (including electronic representations of the same, the “Certificate”) evidencing the Shares issued upon settlement of vested Restricted Stock Units shall be issued and registered in the Director’s name and delivered to (or appropriate notice in the case of electronic Certificate delivered to) the Director (or in the case of the Director’s death, to the Director’s beneficiary or estate).

5.      Change in Control.  In the event of a Change in Control (as defined in the Plan and as modified by Section 17 below), the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment (including to the number and type of Shares and purchase price applicable) to, each outstanding Award; (ii) terminate any restrictions on Stock Awards; and/or (iii) provide for the cancellation of Awards for a cash payment to the Director. For the purposes of this Section 14(c), an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in Section 14(a)); provided that if such consideration received in the transaction is not solely common stock of the successor corporation, the Administrator may, with the consent of the successor corporation provide for the consideration to be received upon exercise of the Award to be solely common stock of the successor corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

6.      Deferral Election.  Subject to any conditions deemed appropriate from time to time by the Committee (including suspension of the right to elect deferrals or to make changes to any existing deferral election), the Director may elect to defer the Distribution Date set forth in Section 4 above using the form attached as Exhibit A (or any successor form approved by the Administrator).

7.      Dividends.  Participants holding Restricted Stock Units shall be entitled to receive credit for cash dividends, stock dividends and other distributions paid during the Restricted Period with respect to the corresponding number of Shares of Common Stock underlying the Restricted Stock Units, provided that the fair market value of any such dividends or distributions shall be converted into an additional number of Restricted Stock Units (based on the Fair Market Value of the Common Stock at the time of such payment or distribution), which additional Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to, and shall be settled at the same time as, and subject to the same deferral elections as, the Restricted Stock Units with respect to which they relate.  Credit under this paragraph for any dividends paid during the Restricted Period shall be done as soon as practicable following the payment date for such dividend.

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8.      Tax Withholding Obligations.  In such rare circumstances in which withholding is applicable, to meet any such obligations of the Company and Director that might arise with respect to any withholding taxes, FICA contributions, or the like under any federal, state, local or PRC statute, ordinance, rule, or regulation in or connection with the award grant, vesting, deferral, or settlement of the Restricted Stock Units, the Committee can, in the limited circumstances where appropriate, require that the Company withhold a number of shares of Common Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Participant’s estimated total federal, state, local or PRC tax obligations associated with vesting or settlement of the Restricted Stock Units.  In such rare circumstances, the Company may also, in lieu of or in addition to the foregoing, at its sole discretion, either require the Director to deposit with the Company an amount of cash sufficient to meet the withholding requirements and/or withhold the required amounts from the Director’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises.  The Company shall not deliver any of the Certificates until and unless the Director has made the deposit required herein or proper provision for required withholding has been made. The Director hereby consents to any action reasonably taken by the Company to meet the withholding obligations.

9.      Restriction on Transferability.  Until the Distribution Date, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.

10.    Rights as Shareholder.  Subject to Section 6 above with respect to dividend rights, the Director shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Stock Units prior to the Distribution Date. Upon the Distribution Date, the Director will obtain full voting and other rights as a shareholder of the Company.

11.    Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Director, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

12.    Effect on Other Employee Benefit Plans.  The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Director’s benefits under any director or other benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s director or other benefit plans.

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13.    Amendment.  This Agreement may be amended only by a writing executed by the Company and the Director which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Director, and provided that no such amendment adversely affects the rights of the Director (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Director, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein).  Notwithstanding anything else to the contrary in this Section 12 or in the Plan, any amendment to this Agreement shall be subject to the requirements of Section 16 below.

14.    Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its stock administrator. Any notice to be given to Director shall be addressed to Director at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

15.    Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

16.    Construction.  The Restricted Stock Units are being issued pursuant to Section 11 of the Plan and are subject to the terms of the Plan.  A copy of the Plan has been given to the Director, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company.  To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

17.    Code Section 409A Matters.  This Restricted Stock Unit award is a nonqualified deferred compensation arrangement subject to Code Section 409A.  The Company has attempted in good faith to structure this Restricted Stock Unit award (including any deferral elections made in connection with such award) in a manner that complies with Section 409A, including the exemptions from and rules for permissible deferred payment rights thereunder.  There can be no assurance that the Internal Revenue Service will agree that this award complies with Section 409A and to the extent it does not agree the Director shall be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of such adverse determination.  To the extent this award contemplates multiple Distribution Dates, each amount to be paid (Shares to be distributed) hereunder on any particular Distribution Date is designated as a separate payment and such payments will not collectively be treated as a single payment.  Any subsequent deferral election shall comply with the subsequent deferral election rules of Section 409A(a)(4)(C) (which, as relevant to this award, are set forth on the election form attached hereto as Exhibit A).  Notwithstanding anything else to the contrary in this Agreement or in the Plan, the Company may accelerate distribution of Shares under this Agreement only in accordance with Treas. Reg. §1.401A-3(j)(4).

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Notwithstanding anything to the contrary contained in the Plan or this Agreement, any acceleration of the Distribution Date that occurs pursuant to Section 5 above and/or Section 14(c) of the Plan shall only occur on a Change in Control (as defined in the Plan) that qualifies as a “change in ownership or effective control,” or a “change in ownership of a substantial portion of the assets,” of the Company, all as defined under Code Section 409A.  In addition, for all purposes under this Agreement and to the extent permitted under Code Section 409A, the Director shall have a “separation from service” as defined under Code Section 409A upon the Termination Date.

18.    Miscellaneous.

(a)           This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  The Company shall have no liability for failure to issue Shares pursuant to this Agreement unless it is able to do so in compliance with all Applicable Laws.

(b)           All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(c)           By signing this Agreement, the Director acknowledges that his or her personal employment or other service information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan.  By signing this Agreement, the Director consents to such transmission of personal data, as the Company believes is appropriate to administer the Plan.

(d)           To the extent not preempted by federal law of the United States, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

“Director”	“Company” Puda Coal, Inc.

By
Name:
Title:

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Exhibit A
PUDA COAL, INC.
RESTRICTED STOCK UNIT

DEFERRAL ELECTION

The following election constitutes an election by the undersigned (“you”) to defer payment of vested benefits and recognition of income pursuant to the Restricted Stock Unit (“RSU”) Director Grant Agreement (“Agreement”) between you and Puda Coal, Inc. (“Company”) under the Company’s 2008 Equity Incentive Plan.  This Deferral Election may be entered into prior to or, in limited circumstances (described below) following, the grant of your RSU in 2008.  Capitalized terms used but not defined have the meanings set forth in the Company’s standard form Agreement for Director RSU grants.

You understand you are not obligated to make a deferral election in the manner offered on this election form.  If you do not make a deferral election on this form, the Distribution Date of the RSU (the date the Shares subject to vested RSUs will be issued to you) will be the earlier of:

(a)	the Vesting Date of your RSU, or

(b)	your Termination Date (see Sections 2, 3 and 4 of the Agreement), or

(c)	the Change in Control Date (see Sections 2, 4, 5 and 17 of the Agreement and Section 14(c) of the Plan),

or as soon as practicable thereafter, but in no later event later than the date that is forty-five (45) days after the relevant date.

Even if you make a deferral election on this form, the Shares underlying your vested RSUs will be distributed to you (or your heirs or estate) earlier than the date(s) you elect in the event of (1) your death prior the elected distribution date(s), or (2) a Change in Control of the Company in which your RSUs are terminating under Section 5 of the Agreement.

I.           Deferral Election Made Prior to Grant Date of RSU.  To defer the Distribution Date of the RSU beyond the date specified in the second paragraph above, please select one of the following choices (A-E).

You agree to defer the Distribution Date applicable to your RSU so that the Shares underlying your vested RSU will be issued to you:

A.	________ In one installment on January 15, 20__ (but not before the Third Anniversary); or

B.	________ In _______ (not to exceed five) annual installments starting on January 15, 20__ (but not before the Third Anniversary); or

C.
________ In one installment on the date that is thirty (30) days following your Termination Date (the date that your service on the Company’s Board terminates other than as a result of your death) that occurs after the Third Anniversary; or

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D.
________ In one installment on the earlier of (1) January 15 , 20__ (but not before the Third Anniversary) or (2) the date that is thirty (30) days following your Termination Date that occurs after the Third Anniversary; or

E.
________ In _______ (not to exceed five) annual installments starting on January 15, 20__ (but not before the Third Anniversary), unless your Termination Date occurs after the Third Anniversary but before distribution of the final installment under this Section E, in which case any Shares related to vested RSUs that have not yet been distributed shall be distributed in a single installment on the date that is thirty (30) days following your Termination Date.

Your election above shall become irrevocable as of the Grant Date and may be changed only in accordance with the requirements of Section II below.

II.           Deferral Election Made After the Date of Grant.  To defer the Distribution Date of the RSU beyond the date specified at the Grant Date (including any Deferral Election you previously made with respect to the RSU under Section I above), the following rules will apply to your Deferral Election and, to the extent your election under this Section II does not conform with these rules, your election will be void and the original Distribution Date or your prior election, as applicable, will continue to apply:

•
Your Deferral Election under this Section II will become irrevocable as of tenth (10th) day after it is delivered to the Company, subject to the Company’s review of the Deferral Election to ensure that it complies with all the requirements set forth herein, in the Agreement and in the Plan.

•	Your Deferral Election under this Section II will not be given effect until twelve (12) months and one day after the date on which it becomes irrevocable.

•
The date specified in your Deferral Election under this Section II must be after the date that is five (5) years after whichever of the following date(s) (the “Prior Distribution Date”) would have applied in the absence of your election under this Section II:  (a) the Third Anniversary, or (b) the last of the date(s) previously specified under a Deferral Election under Section I above.

You agree to defer the Distribution Date applicable to your RSU so that the Shares underlying your vested RSU will be issued to you:

A.	________ In one installment on January 15 , 20__ (but not before the Prior Distribution Date); or

B.	________ In _______ (not to exceed five) annual installments starting on January 15, 20__ (but not before the Prior Distribution Date); or

C.
________ In one installment on the earlier of (1) January 15 , 20__ (but not before the Prior Distribution Date) or (2) the date that is thirty (30) days following the fifth (5th) anniversary of your Termination Date (the date that your service on the Company’s Board terminates other than as a result of your death).

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The Company shall have sole discretion to revise the terms of this election form, or the procedures with respect to making this election or any election change, to the extent the Company deems it helpful or appropriate to comply with applicable law.

[Director Name]

[Date]

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Ex. 10.6

PUDA COAL, INC.
2008 Equity Incentive Plan
Restricted Stock Unit Grant Agreement

This Restricted Stock Unit Agreement (the “Agreement”) is dated as of _______ and entered into between Puda Coal, Inc., a Florida corporation (the “Company”), and [name of employee] (the “Employee”).

Pursuant to the terms of the 2008 Equity Incentive Plan (the “Plan”) the Company hereby awards to the Employee restricted stock units (“Restricted Stock Units”) on the terms and conditions as set forth in this Agreement and the Plan.  The grant date of this award is ________ (the “Grant Date”).  Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan.

In consideration of the mutual promises set forth below, the parties hereto agree as follows:

1.      Award of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the Grant Date, the Company hereby grants to the Employee                 Restricted Stock Units.  The Restricted Stock Units relate on a one-for-one basis to shares of the Company’s Common Stock (each such share, adjusted in accordance with Section 14 of the Plan, a “Share”).

2.      Vesting.  Restricted Stock Units vest (meaning that the Employee’s right to the Restricted Stock Units and the underlying Shares becomes nonforfeitable and no longer subject to any continuing service obligation) on the one (1) year anniversary of the Grant Date (the “Vesting Date”), provided that continuously through the Vesting Date the following requirements are met: (a) the Employee remains continuously employed by the Company or a Subsidiary; (b) the Employee does not during the Restricted Period (as defined below) become an employee of, or doing work outside the Company for, a past or present competitor of the Company or a Subsidiary.  The period between the Grant Date and the earlier of (a) the Vesting Date, (b) the date on which the Employee’s services with the Company or a Subsidiary terminates as a result of his death or disability, including Total and Permanent Disability (either, the “Termination Date”), or (c) the date of any accelerated vesting as a result of Section 5 below (such date, the “Change in Control Date”) is referred to as the “Restricted Period.”

3.      Effect of Termination of Service or Leave of Absence.  If the Employee’s service is terminated by the Employee or by the Company or a Subsidiary for any reason except the Employee’s death or disability (including Total and Permanent Disability) before the Vesting Date, all Restricted Stock Units shall be forfeited.  Upon forfeiture of Restricted Stock Units under this Agreement, the portion of the award so forfeited shall terminate and the Company shall have no obligation to issue any Shares in settlement of that portion of the award.  If the Employee dies or becomes disabled (including Total and Permanent Disability), a pro rata portion of the Employee’s Restricted Stock Units through the Termination Date (measured as if the award had vested monthly as to one-twelfth of the Restricted Stock Units commencing one month from the Grant Date) shall vest immediately upon the Termination Date and the remainder of the Restricted Stock Units shall be forfeited.  If the Employee returns to service immediately after the end of a leave of absence approved by the Company, for the purpose of this Agreement only the Employee shall be considered to have remained continuously employed by the Company through the period of the leave of absence.

4.      Distribution.  Subject to any limitations set forth in this Agreement (including Sections 7 and 8 below) and the Plan, a number of Shares will be issued (“distributed”) to the Employee in settlement and full satisfaction of the Restricted Stock Units equal to the number of then-vested Restricted Stock Units on the earlier to occur of (a) the Vesting Date, (b) thirty (30) days after the Termination Date (but only with respect to the portion of the award that vests as set forth in Section 3 above) or (c) the Change in Control Date (the earlier of such dates is referred to as the “Distribution Date”).  Stock certificates (including electronic notations reflecting the same, the “Certificate”) evidencing the Shares to be issued upon settlement of vested Restricted Stock Units shall be issued and registered in the Employee’s name and delivered to (or appropriate notice in the case of electronic Certificate delivered to) the Employee (or in the case of the Employee’s death, to his beneficiary or estate) as soon as practicable following the Distribution Date.

5.      Change in Control.  In the event of a Change in Control (as defined in the Plan), the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment (including to the number and type of Shares and purchase price applicable) to, each outstanding Award; (ii) terminate any restrictions on Stock Awards; and/or (iii) provide for the cancellation of Awards for a cash payment to the Employee. For the purposes of this Section 14(c), an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in Section 14(a)); provided that if such consideration received in the transaction is not solely common stock of the successor corporation, the Administrator may, with the consent of the successor corporation provide for the consideration to be received upon exercise of the Award to be solely common stock of the successor corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

6.      Dividends.  To the extent the Company pays any cash dividends, stock dividends or other distributions on or with respect to Shares during the Restricted Period, Employees holding Restricted Stock Units shall be entitled to receive credit for cash dividends, stock dividends and other distributions paid during the Restricted Period with respect to the corresponding number of Shares underlying the Restricted Stock Units, provided that the fair market value of any such dividends or distributions shall be converted into an additional number of Restricted Stock Units (based on the Fair Market Value of the Common Stock at the time of such payment or distribution), which additional Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to, and shall be settled at the same time as the Restricted Stock Units with respect to which they relate.  Credit under this paragraph for any dividends paid during the Restricted Period shall be done as soon as practicable following the payment date for such dividend.

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7.      Tax Withholding Obligations.  In such circumstances in which withholding is applicable, to meet any such obligations of the Company and Employee that might arise with respect to any withholding taxes, social security contributions, or the like under any federal, state, local or PRC statute, ordinance, rule, or regulation in connection with the award grant, vesting, deferral, or settlement of the Restricted Stock Units (including without limitation additional Restricted Stock Unit, if any, provided to the Employee pursuant to Section 6 above), the Committee can, in the circumstances where appropriate, require that the Company withhold a number of shares of Common Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Employee’s estimated total federal, state, local or PRC tax and other social security contribution obligations associated with award, vesting or settlement of the Restricted Stock Units.  In such circumstances, the Company may also, in lieu of or in addition to the foregoing, at its sole discretion, either require the Employee to deposit with the Company an amount of cash sufficient to meet such requirements and/or withhold the required amounts from the Employee’s pay during the pay periods next following the date on which any such applicable tax or social contribution liability otherwise arises.  The Company shall not deliver any of the Certificates until and unless the Employee has made the deposit required herein or proper provision for required withholding or contribution has been made. The Employee hereby consents to any action reasonably taken by the Company to meet all or any of such obligations.

8.      Restriction on Transferability.  Until the Distribution Date, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.  Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, intrafamily transfer instruments or to an inter vivos trust.

9.      Rights as Stockholder.  Subject to Section 6 above with respect to dividends, the Employee shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Stock Units prior to the Distribution Date. Upon the Distribution Date, the Employee will obtain full voting and other rights as a stockholder of the Company.

10.    Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

11.    Effect on Other Employee Benefit Plans.  The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, pensionable salary or other similar terms used when calculating the Employee’s benefits under any employee benefit, pension plan or post-employment payment or severance arrangement sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Subsidiary’s employee benefit plans or arrangements.

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12.    No Employee Rights.

(a)           The award of the Restricted Stock Units pursuant to this Agreement shall not give the Employee any right to remain employed by the Company or a Subsidiary.  The award is granted completely within the discretion of the Company.  It is not made as a part of any ongoing element of compensation or something which the Employee should expect to receive annually or on any other periodic basis.  It does not constitute part of the Employee’s salary or wages and unless specifically agreed to otherwise with the Company is not relevant for purpose of determining any post-employment payment or severance.

(b)           In no circumstances shall the Employee on ceasing to hold the office or employment by virtue of which the Employee is or may be eligible to participate in the Plan be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan or this Agreement which the Employee might otherwise have enjoyed (including, without limitation, the forfeiture of Restricted Stock Units) by reason of the Employee’s ceasing to hold an office or ceasing to be employed by the Company or any Subsidiary whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.  The Employee hereby waives all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever (including, without prejudice to the generality of the foregoing, wrongful dismissal or dismissal in breach of contract) insofar as those rights arise, or may arise, from the Employee’s ceasing to have rights under this Agreement or forfeiting any Restricted Stock Units as a result of such termination, or from the loss or diminution in value of such rights or entitlements.

13.    Amendment.  This Agreement may be amended only by a writing executed by the Company and the Employee which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affects the rights of the Employee (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Restricted Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in Applicable Laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein).

14.    Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its stock administrator. Any notice to be given to the Employee shall be addressed to the Employee at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

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15.    Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

16.    Construction.  The Restricted Stock Units are being issued pursuant to Section 11 of the Plan and are subject to the terms of the Plan.  A copy of the Plan has been given to the Employee, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company.  To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

17.    Miscellaneous.

(a)           Legal Compliance.  This Agreement shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  The Company shall have no liability for failure to issue Shares pursuant to this Agreement unless it is able to do so in compliance with all Applicable Laws.

(b)           Successors.  All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(c)           Data Processing.  By signing this Agreement, the Employee acknowledges that his or her personal employment or other service information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan.  By signing this Agreement, the Employee consents to such transmission of personal data, as the Company believes is appropriate to administer the Plan.

(d)           Governing Law.  To the extent not preempted by federal law of the United States, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

“Employee”	“Company” Puda Coal, Inc.

By
Name:
Title:

6

Ex. 10.7

PUDA COAL, INC.

2008 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Name and Address of Awardee:	(the “Awardee”)

Board Approval Date:

Grant Date:	(the “Grant Date”)

Exercise Price Per Share:	the (“Exercise Price”)

No. of Underlying Shares:	shares of Common Stock (the “Shares”)

Type of Option:	Shares Incentive Stock Option

Shares Nonstatutory Stock Option

Expiration Date:	(the “Expiration Date”)

Vesting Commencement Date:	(the “Vesting Commencement Date”)

Transferability:	This Option may not be transferred.

1.           Grant of Option.  Puda Coal, Inc., a Florida corporation (the “Company”), hereby grants to Awardee an option (this “Option”) to purchase the Shares at the above Exercise Price per Share subject to the terms, definitions and provisions of the Puda Coal, Inc. 2008 Equity Incentive Plan (the “Plan”), which is incorporated into this Stock Option Agreement (this “Agreement”) by reference.  Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2.           Designation of Option.  This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated above, and to the extent it is not so designated or to the extent this Option does not qualify as an Incentive Stock Option, it is intended to be a Nonstatutory Stock Option.

Notwithstanding the above, if designated as an “Incentive Stock Option,” this Option shall be treated in accordance with Section 9(b) of the Plan.

3.          Vesting/Exercise Schedule. So long as Awardee’s employment or consulting relationship with the Company continues, this Option shall vest and become exercisable with respect to the Shares in accordance with the following schedule:

___________ of the Shares subject to this Option shall vest and become exercisable on the ________ month anniversary of the Vesting Commencement Date and _______ of the total number of Underlying Shares subject to this Option shall vest and become exercisable each month thereafter.

4.           Exercise of Option.  This Option shall be exercisable prior to the Expiration Date in accordance with the Vesting/Exercise Schedule set forth in Section 3 above and Section 10 of the Plan by delivering an Option exercise notice in the form attached hereto as Exhibit A indicating his or her election to purchase some or all of the Shares with respect to which this Option is exercisable at the time of such notice and further agrees that:

(a)           As a condition to the exercise of this Option, Awardee agrees to make arrangements as the Administrator may require for tax withholding as set forth in Section 13 of the Plan; and

(b)           The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of this Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board.  As a condition to the exercise of this Option, the Company may require Awardee to make any representation and warranty to the Company as may be required by the Applicable Laws.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Awardee on the date on which this Option is exercised with respect to such Shares.

5.           Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Awardee:

(a)           cash, check or wire transfer (denominated in U.S. Dollars); or

(b)           other as set forth in Section 8 of the Plan.

6.           Termination of Relationship.  Following the date of termination of Awardee’s employment or service for any reason (the “Termination Date”), Awardee may exercise this Option only as set forth in Section 10 of the Plan.

7.           Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Awardee only by such Awardee.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Awardee.

8.           Tax Consequences.  Below is a brief summary as of the date of this Option of certain of the U.S. federal tax consequences of exercise of this Option and disposition of the Shares under the laws in effect as of the Grant Date, which may or may not apply to you depending on your tax status.  THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  AWARDEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)           Incentive Stock Option.

(i)           Tax Treatment upon Exercise and Sale of Shares.  If this Option qualifies as an Incentive Stock Option, there will be no regular federal income tax liability upon the exercise of this Option, although the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject Awardee to the alternative minimum tax in the year of exercise.  If Shares issued upon exercise of an Incentive Stock Option are held for at least one year after exercise and are disposed of at least two years after this Option grant date, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purposes.  If Shares issued upon exercise of an Incentive Stock Option are disposed of within such one-year period or within two years after this Option grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (i) the fair market value of the Shares on the date of exercise, or (ii) the sale price of the Shares.

(ii)           Notice of Disqualifying Dispositions.  With respect to any Shares issued upon exercise of an Incentive Stock Option, if Awardee sells or otherwise disposes of such Shares on or before the later of (i) the date two years after the Option grant date, or (ii) the date one year after the date of exercise, Awardee shall immediately notify the Company in writing of such disposition.  Awardee acknowledges and agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized by Awardee from the early disposition by payment in cash or out of the current earnings paid to Awardee.

(b)           Nonstatutory Stock Option.  If this Option does not qualify as an Incentive Stock Option, there may be a regular federal (and state) income tax liability upon the exercise of this Option. Awardee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price.  If Awardee is an Employee, the Company will be required to withhold from Awardee’s compensation or collect from Awardee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.  If Shares issued upon exercise of a Nonstatutory Stock Option are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

9.           Effect of Agreement.  Awardee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan.  Awardee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator regarding any questions relating to this Option.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.  This Agreement, including the Plan, constitutes the entire agreement between Awardee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Puda Coal, Inc. 2008 Equity Incentive Plan, which is attached and made a part of this Agreement.

In addition, you agree and acknowledge that your rights to any Shares underlying this Option will be earned only as you provide services to the Company over time, that the grant of this Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Agreement or Plan confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

Capitalized terms used but not defined in this Agreement have the meanings designated to them in the Plan.

AWARDEE:	PUDA COAL, INC.

By:
Name:
Title:

Print Name

EXHIBIT A

NOTICE OF EXERCISE

To:	Puda Coal, Inc.
Attn:	Plan Administrator
Subject:	Notice of Intention to Exercise Stock Option

This is official notice that the undersigned (“Awardee”) intends to exercise Awardee’s Option to purchase __________ shares of Common Stock of Puda Coal, Inc. under and pursuant to the Puda Coal, Inc. 2008 Equity Incentive Plan and the Stock Option Agreement dated ___________, as follows:

Grant Number:

Date of Purchase:

Number of Shares:

Purchase Price:

Method of Payment
of Purchase Price:

Social Security No.:

The shares should be issued as follows:

Name:

Address:

Signed:

Date: